MAA Reports Fourth Quarter Results

MEMPHIS, Tenn., Feb. 3, 2011 /PRNewswire/ -- Mid-America Apartment Communities, Inc. (NYSE: MAA), or MAA, today announced its fourth quarter earnings results for the three months ended December 31, 2010.

Eric Bolton, Chairman and Chief Executive Officer, said, "The strong operating momentum captured through the first three quarters of 2010 carried into the fourth quarter. Pricing continued to improve and resident turnover remained at record low levels with same store occupancy at nearly 96% throughout the quarter. With leasing fundamentals showing strong recovery, year-over-year same store revenue performance turned positive in the fourth quarter which had not occurred since the fourth quarter of 2008.  We remain active in capturing new growth, closing on $137.5 million of combined new acquisitions and new development projects during the quarter.

"MAA's diversified portfolio of high quality properties, sophisticated operating platform, and strong balance sheet put the company in solid position to participate in the recovery cycle for the apartment business that is well underway."

Net income available for common shareholders for the quarter ended December 31, 2010 was $6.9 million, or $0.20 per diluted common share, as compared to net income available for common shareholders of $6.1 million, or $0.21 per diluted common share, for the quarter ended December 31, 2009.

For the year ended December 31, 2010, net income available for common shareholders was $18.1 million, or $0.56 per diluted common share, as compared to $24.3 million, or $0.85 per diluted common share for the year ended December 31, 2009.  Net income available for common shareholders for the year ended December 31, 2010 included non-routine and non-cash charges associated with the write-off of original issuance costs related to the redemption of preferred shares and an impairment charge on an asset, totaling $7.1 million, or $0.22 per diluted common share.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $34.6 million or $0.95 per diluted share/unit, or per Share, for the quarter ended December 31, 2010, which was 3.3% above the fourth quarter of 2009 and $0.02 per Share above the mid-point of management's guidance range for the quarter.

For the year ended December 31, 2010, FFO was $122.0 million, or $3.57 per Share, compared to $116.7 million, or $3.79 per Share for the year ended December 31, 2009.  Excluding the non-routine and non-cash charges, totaling $7.1 million or $0.21 per Share, FFO for the year ended December 31, 2010 was $3.77 per Share.  A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

Fourth Quarter Highlights

  Stronger than expected operating performance drove FFO of $0.95 per Share for the fourth quarter of 2010, $0.02 per Share ahead of management's guidance for the quarter.
  Same store physical occupancy ended the quarter at 95.8%, which was 0.6% higher than occupancy at the same point a year ago.
  Resident move-outs remained historically low during the quarter, reaching 54.5% at year-end, 3.4% below the same period in 2009.
  Same store net operating income, or NOI, for the fourth quarter of 2010 increased 2.2% over the same period in 2009, representing the first positive same store year-over-year NOI result since the second quarter of 2008.
  MAA acquired two new high-end properties during the quarter and entered development agreements for two more, totaling $137.5 million in combined investment and development commitment for the quarter.
  MAA's debt to gross assets at the end of 2010 was 48.8%, an improvement from 50.3% at the same point in the prior year.
  MAA issued a total of $58.0 million in new equity during the quarter at an average price of $60.27 per share, net of issuance costs, to fund the equity portion of acquisitions and development activity.

Fourth Quarter Same Store Operating Results

Same store operating results include the 131 properties containing 38,233 units that have comparable results for periods presented.

Percent Change From Three Months Ended December 31, 2009 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	3.2%	3.8%	2.7%	0.2%	-0.4%
Secondary	4.8%	7.6%	2.8%	1.0%	1.1%
Operating Same Store	4.0%	5.6%	2.7%	0.6%	0.3%
Total Same Store	3.7%	5.6%	2.2%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As discussed in prior reports, MAA's roll-out of a new bulk cable program during 2010 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement.  In order to provide more meaningful comparisons, same store performance is presented below with all cable programs netted in revenues, which is consistent with prior presentations.  For clarity in explanation of results, management's discussions below are based on the comparison with bulk cable netted in revenues.

Fourth Quarter Same Store Operating Results

With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended December 31, 2009 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	2.0%	1.1%	2.7%	0.2%	-0.4%
Secondary	2.7%	2.6%	2.8%	1.0%	1.1%
Operating Same Store	2.4%	1.8%	2.7%	0.6%	0.3%
Total Same Store	2.1%	1.8%	2.2%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store NOI increased 2.2% in the fourth quarter of 2010, compared to the same period in 2009.  Same store revenues increased 2.1%, primarily driven by growth in rental pricing and increased occupancy levels compared to the prior year.  Physical occupancy for the same store portfolio was 95.8% at the end of the fourth quarter of 2010, which was 0.6% above the fourth quarter of 2009.  Effective occupancy for the fourth quarter, which represents net potential rent less actual vacancy losses during the quarter, was 94.9%, 1.1% above the same period in 2009.  Effective rent per unit for the same store portfolio averaged $723.40 for the fourth quarter of 2010, 0.3% above the same period in 2009.  Same store operating expenses increased 1.8% in the fourth quarter of 2010 over the same period in 2009.  Personnel expenses remained flat, while increases in utility and landscaping expenses were partially offset by declines in repair and maintenance, real estate tax, and insurance expenses.

On a sequential basis, same store NOI increased 3.9% for the fourth quarter of 2010 over the third quarter of 2010, as same store revenues increased 1.1% and same store operating expenses declined 2.6% over the same period.  Effective rent per unit for the same store portfolio increased 0.9% on a sequential quarterly basis, while personnel, repair and maintenance, landscaping, and utility expenses all declined on a sequential basis.

On a year-to-date basis, same store NOI declined 1.2% for 2010, with revenues declining 0.6% and operating expenses increasing 0.1% compared to the same period in 2009.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Development Activity

During the fourth quarter, MAA acquired two new high quality apartment communities, totaling 464 units, for a combined cost of approximately $57 million, and also entered third party agreements to develop an additional 638 new units, which are fully entitled, at a projected all-in cost of approximately $80.5 million.

During October, MAA purchased a 39.8 acre parcel of land in the Cool Springs area of Franklin, Tennessee (Nashville Metropolitan Statistical Area, or MSA) for $6.4 million with approval to develop a 428-unit apartment community, and entered an agreement to develop the site. Construction began during the fourth quarter of 2010 and is planned to be completed by early 2012. MAA expects total development costs, including land and capitalized financing costs, to be approximately $54 million.

In December, MAA closed on the acquisition of Bella Casita, a 268-unit mid-rise, multifamily and retail mixed development completed in 2007 and located in the Las Colinas area of Irving, Texas, a highly desirable submarket in the Dallas/Fort Worth market.  The community was purchased from the developer and was stabilized at the time of acquisition.

In December, MAA also closed on the acquisition of the 1225 South Church apartments, a mid-rise multifamily development located in the South End area of Charlotte, North Carolina. The acquisition involved the purchase of the existing 196-unit Phase I apartment community, which was 41% occupied upon purchase, and a commitment to construct the planned 210-unit Phase II apartment community. MAA plans to begin construction of Phase II during the second quarter of 2011 and expects total development costs, including land and capitalized financing costs, to be approximately $26.5 million.

In November, MAA completed the transfer of the Venue at Stonebridge Ranch, a 250-unit community located in the Dallas/Fort Worth metropolitan area and originally purchased in September, to Mid-America Multifamily Fund II, LLC, or Fund II.  MAA maintains a 1/3rd interest in Fund II and earns acquisition, property management, and asset management fees on Fund II investments.

For full-year 2010, MAA acquired $230 million in wholly-owned properties (including a new market entrance into Charlotte, North Carolina), added $88.4 million to Fund II, and entered agreements to develop an additional $80.5 million of high quality apartment units.

Subsequent to year-end, MAA purchased the 340-unit Alamo Ranch apartment community located in the San Antonio, Texas metropolitan area.  The high-end community was built in 2009 and is part of a newly developed mixed-use master-planned community including retail, entertainment, and dining options.

Capital Markets Activity

During the fourth quarter, MAA raised $58.0 million of equity through the sale of 963,200 shares of common stock at an average price of $60.27, net of issuance costs, through its previously established At-the-Market, or ATM, equity program. MAA had 5.0 million shares remaining under the existing ATM program as of December 31, 2010.

For the full-year 2010, MAA raised $274.6 million of equity through the sale of 5,077,201 shares of common stock under ATM programs at an average price of $54.08 per share, net of issuance costs.  During 2010, MAA also raised $30.0 million of equity through the sale of 551,082 shares of common stock at an average price, net of issuance costs, of $54.45, through its Dividend and Distribution Reinvestment and Share Purchase Plan. The proceeds from these issuances were primarily used to redeem the outstanding shares of the 8.30% Series H Cumulative Redeemable Preferred Stock ($155 million) and to fund the equity portion of acquisition and development activity during the year.

Balance Sheet

As of December 31, 2010, MAA's debt-to-total market capitalization ratio was 39% (based on the December 31, 2010 closing stock price of $63.49).  MAA's debt-to-total gross assets ended 2010 at 48.8%, which was 1.5% below the end of 2009.  MAA had over $160 million in existing capacity from excess cash and borrowings under current credit facilities available at the end of the fourth quarter of 2010. MAA's fixed charge coverage ratio was 3.4x in the fourth quarter of 2010, which is well above the 2.7x reported in the fourth quarter of 2009 and the peer group median of 2.5x. The fixed or hedged portion of the outstanding debt balance increased to 84.8% at the end of the 2010, compared to 81.2% at the end of 2009.  The average interest rate for the fourth quarter was 3.9%.

Al Campbell, Executive Vice President and Chief Financial Officer, said "We continued to strengthen our balance sheet during 2010 by reducing our leverage, increasing our fixed charge coverage ratio, and fixing or hedging a larger portion of our outstanding debt balances. Our balance sheet is as strong as it has ever been, and we plan to protect and build on this strength in 2011. We expect to fund our growth plans for 2011 in a leverage-neutral way through our existing ATM program."

Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the quarter ended December 31, 2010, 320 units were renovated at an average cost of approximately $4,300 per unit.  The average monthly rent increase achieved on the renovated units was $73 per unit representing a 9.8% increase from the rent level of non-renovated apartment units. For the full year 2010, 1,760 units were renovated at an average cost of approximately $3,600 per unit with average monthly rental increases of 10.6% achieved from the rent level of non-renovated apartment units. The projected unleveraged internal rate of return on the entire renovation program is approximately 10%.

Recurring capital expenditures totaled $3.0 million for the quarter ended December 31, 2010, approximately $0.08 per Share, resulting in adjusted funds from operations, or AFFO, of $0.86 per Share compared to AFFO of $0.82 per Share for the quarter ended December 31, 2009. Total property capital expenditures for the fourth quarter of 2010 were $4.7 million on existing properties, an additional $2.2 million on the redevelopment program, and $4.2 million on communities under development during the quarter. For all of 2010, recurring capital expenditures totaled $23.4 million, approximately $0.68 per Share, resulting in AFFO of $3.09 per Share compared to $3.08 per Share for 2009. For the year ended December 31, 2010, total property capital expenditures were $32.3 million on existing properties, an additional $7.9 million on redevelopment expenditures, and $4.5 million on communities under development.

A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend Declared

MAA's Board of Directors voted to increase the quarterly common dividend to an annual rate of $2.51 per common share/unit, and declared its 68th consecutive quarterly common dividend to be paid on January 31, 2011 to holders of record on January 14, 2011.

2011 FFO per Share Guidance

MAA is providing initial FFO per Share guidance for 2011 based on current and expected views of the apartment market. The forecast for 2011 is built on several key variables and assumptions, which are provided below. MAA intends to update its FFO per Share guidance to the market on a quarterly basis.

MAA's management believes that the fundamental factors in its operating region will continue to support a recovery cycle through 2011. Additional supply of new apartment units in the Sunbelt is expected to remain low through 2011, while home ownership levels are expected to continue to decline. Management believes this will provide an environment for increasing rents during 2011, as the job market also continues to show improvement and increase rental demand. Overall, management expects the focus for 2011 to be on maintaining strong occupancy, averaging around 95%, while capturing increasing pricing growth as economic recovery continues.

Full-year 2011 FFO per Share is expected to be in the range of $3.80 to $4.10 per Share, representing a 10.6% increase from 2010 results at the mid-point of 2011 expectations. This is a 4.8% increase from 2010 results excluding non-routine items. FFO is expected to be in the range of $0.90 to $1.04 per Share for the first quarter of 2011, $0.88 to $1.02 per Share for the second quarter, $0.90 to $1.04 per Share for the third quarter and $0.98 to $1.12 per Share for the fourth quarter.

2011 Major Guidance Factors

Same Store Projections

MAA's initial guidance for 2011 is based on projections of same store NOI growth for the year in a range of 4% to 6%, with revenue growth also projected to be between 4% and 5% with bulk cable netted, and same store expense growth projected to be between 3.5% and 4.5% with bulk cable netted.

Acquisitions/Dispositions

Management projects wholly-owned acquisitions to range between $175 million and $225 million, and dispositions to range between $40 million and $50 million for the full-year.

Development

MAA has two apartment communities currently under development, Cool Springs and 1225 South Church Phase II, and has projected approximately $40 million of funding requirements during 2011 for these projects.

Redevelopment

Management anticipates increasing the pace on its redevelopment program at selected properties during 2011 given the improving market conditions.  MAA plans to invest approximately $10 million in 2,600 apartment units during 2011, achieving incremental rent increases averaging 8% to 9%. MAA also plans to invest an additional $3 million on exterior renovation projects at select communities during 2011 aimed at improving the curb appeal, common areas and amenity features in order to increase the communities' marketability.

Joint Venture/Fund II

Management expects to add $125 million to $175 million in assets to Fund II during 2011, maintaining a 1/3rd interest in the investments and earning additional acquisition fees, property management fees, and asset management fees associated with the investments.

General and Administrative Expense

Property management expense combined with general and administrative expense, or G&A, are projected to increase from $30.4 million in 2010 to between $33 million and $34 million in 2011. Since MAA includes performance bonuses for multi-site and home-office management within G&A, total costs will change based on actual company and property results.

Interest Expense

Management projects interest rates based on planned financing needs and the forward yield curve, and anticipates that its average borrowing cost will be in the range of 4.00% to 4.25% for 2011. MAA plans to take actions during 2011 designed to increase its fixed rate/hedged position and increase the duration of its outstanding debt maturities, and expects to end 2011 with its fixed rate/hedged debt balances ranging between 85% to 90% of outstanding debt.

AFFO and Balance Sheet

Recurring capital expenditures are forecast to be $27 million, or approximately $0.70 cents per Share, indicating a range for AFFO of $3.10 to $3.40 per Share.

The forecast assumes the current annual dividend rate of $2.51 per common share will continue through 2011.

Total capital expenditures at existing properties are forecast to be approximately $38.5 million, excluding the redevelopment program mentioned above.

Management plans to finance the investment programs through operating cash flows and additional borrowings under MAA's credit facilities.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.net. MAA will host a conference call to further discuss fourth quarter results on Friday, February 4, 2011, at 9:15 AM Central Time.  The conference call-in number is 866-961-1484 and the moderator's name is Leslie Wolfgang.

About Mid-America Apartment Communities, Inc.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 47,288 apartment units, including 638 development units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, development opportunities, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, interest rates, refinancing opportunities, rent growth, occupancy, and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis;
  failure of development communities to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status due to required debt payments;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Property revenues	$ 104,277	$ 95,231	$ 401,549	$ 378,251
Management and fee income, net	203	88	680	293
Property operating expenses	(45,277)	(40,351)	(174,620)	(159,705)
Depreciation	(27,575)	(24,703)	(104,064)	(96,019)
Acquisition expenses	(1,061)	(811)	(2,512)	(950)
Property management expenses	(4,732)	(4,469)	(18,035)	(17,220)
General and administrative	(3,476)	(3,014)	(12,354)	(11,320)
Income from continuing operations before non-operating items	22,359	21,971	90,644	93,330
Interest and other non-property income	219	76	837	385
Interest expense	(14,514)	(14,022)	(55,996)	(57,094)
Loss on debt extinguishment	-	-	-	(140)
Amortization of deferred financing costs	(709)	(593)	(2,627)	(2,374)
Asset Impairment	-	-	(1,914)	-
Net casualty gain and other settlement proceeds	-	285	330	32
Gain on sale of non-depreciable assets	-	14	-	15
Gain on properties contributed to joint ventures	103	-	752	-
Income from continuing operations before
loss from real estate joint ventures	7,458	7,731	32,026	34,154
Loss from real estate joint ventures	(293)	(176)	(1,149)	(816)
Income from continuing operations	7,165	7,555	30,877	33,338
Discontinued operations:
Income from discontinued operations	-	176	-	1,234
Gain (loss) on sales of discontinued operations	-	2,049	(2)	4,649
Consolidated net income	7,165	9,780	30,875	39,221
Net income attributable to noncontrolling interests	(225)	(474)	(1,114)	(2,010)
Net income attributable to Mid-America Apartment Communities, Inc.	6,940	9,306	29,761	37,211
Preferred dividend distribution	-	(3,216)	(6,549)	(12,865)
Premiums and original issuance costs associated with
the redemption of preferred stock	-	-	(5,149)	-
Net income available for common shareholders	$ 6,940	$ 6,090	$ 18,063	$ 24,346

Weighted average common shares - Diluted	34,418	28,885	31,977	28,348
Net income per share available for common shareholders - Diluted	$0.20	$0.21	$0.56	$0.85

FUNDS FROM OPERATIONS(in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income attributable to Mid-America Apartment Communities, Inc.	$ 6,940	$ 9,306	$ 29,761	$ 37,211
Depreciation of real estate assets	27,049	24,188	102,000	94,020
Net casualty gain and other settlement proceeds	-	(285)	(330)	(32)
Gain on properties contributed to joint ventures	(103)	-	(752)	-
(Gain) loss on sales of discontinued operations	-	(2,049)	2	(4,649)
Depreciation of real estate assets of real estate joint ventures	512	280	1,896	970
Preferred dividend distribution	-	(3,216)	(6,549)	(12,865)
Net income attributable to noncontrolling interests	225	474	1,114	2,010
Premiums and original issuance costs associated with
the redemption of preferred stock	-	-	(5,149)	-
Funds from operations	34,623	28,698	121,993	116,665
Non-routine items:
Premiums and original issuance costs associated
with the redemption of preferred stock	-	-	5,149	-
Asset impairment	-	-	1,914	-
Funds from operations before non-routine items	34,623	28,698	129,056	116,665
Recurring capital expenditures	(2,982)	(3,024)	(23,399)	(21,873)
Adjusted funds from operations	$ 31,641	$ 25,674	$ 105,657	$ 94,792

Weighted average common shares and units - Diluted	36,612	31,221	34,219	30,802

Funds from operations per share and unit - Diluted	$0.95	$0.92	$3.57	$3.79
Funds from operations before non-routine items
per share and unit - Diluted	$0.95	$0.92	$3.77	$3.79
Adjusted funds from operations per share and unit - Diluted	$0.86	$0.82	$3.09	$3.08

CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2010	Dec 31, 2009
Assets
Real estate assets
Land	$ 288,890	$ 255,425
Buildings and improvements	2,564,887	2,364,918
Furniture, fixtures and equipment	83,251	73,975
Capital improvements in progress	11,501	10,517
	2,948,529	2,704,835
Accumulated depreciation	(889,841)	(788,260)
	2,058,688	1,916,575
Land held for future development	1,306	1,306
Commercial properties, net	8,141	8,721
Investments in real estate joint ventures	17,505	8,619
Real estate assets, net	2,085,640	1,935,221
Cash and cash equivalents	45,942	13,819
Restricted cash	1,514	561
Deferred financing costs, net	13,713	13,369
Other assets	25,133	19,731
Goodwill	4,106	4,106
Assets held for sale	-	19
Total assets	$ 2,176,048	$ 1,986,826

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$ 1,500,193	$ 1,399,596
Accounts payable	1,815	1,702
Fair market value of interest rate swaps	48,936	51,160
Accrued expenses and other liabilities	73,999	69,528
Security deposits	6,693	8,789
Liabilities associated with assets held for sale	20	23
Total liabilities	1,631,656	1,530,798
Redeemable stock	3,764	2,802
Shareholders' equity
Series H cumulative redeemable preferred stock	-	62
Common stock	348	290
Additional paid-in capital	1,142,023	988,642
Accumulated distributions in excess of net income	(575,021)	(510,993)
Accumulated other comprehensive income	(48,847)	(47,435)
Total Mid-America Apartment Communities, Inc. shareholders' equity	518,503	430,566
Noncontrolling interest	22,125	22,660
Total equity	540,628	453,226
Total liabilities and shareholders' equity	$ 2,176,048	$ 1,986,826

SHARE AND UNIT DATA (in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
NET INCOME SHARES
Weighted average common shares - Basic	34,283	28,801	31,856	28,341
Weighted average common shares - Diluted	34,418	28,885	31,977	28,348
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	36,477	31,137	34,099	30,725
Weighted average common shares and units - Diluted	36,612	31,221	34,219	30,802
PERIOD END SHARES AND UNITS
Common shares at December 31,	34,871	29,095	34,871	29,095
Limited partnership units at December 31,	2,191	2,306	2,191	2,306
Outstanding options at December 31,	16	23	16	23
Unvested shares in share based plans at December 31,	73	84	73	84

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

CONTACT:  Investor Relations of Mid-America Apartment Communities, +1-901-682-6600, or investor.relations@maac.net